CHEMBIO CEO DISCUSSES COMPANY’S HIV TESTING PRODUCTS ON FOX NEWS AND SIRIUS SATELLITE RADIO

MEDFORD, NY – December 1, 2009 – Lawrence A. Siebert, Chairman and CEO of Chembio Diagnostics, Inc. (OTC.BB:CEMI), a company that develops, manufactures, licenses, and markets proprietary rapid diagnostic tests, has appeared in interviews conducted by FOX News and Sirius Satellite Radio that were broadcast today.

The FOX News segment focused on the need and benefit of rapid HIV testing. During the segment, Mr. Siebert discussed Chembio’s rapid point-of-care HIV tests, which basically use a small sample of blood and deliver a visual result in approximately 20 minutes. Mr. Siebert also discussed Chembio’s donation of more than 4,500 rapid HIV test kits to the AIDS Healthcare Foundation’s 2009 Testing Millions Global Campaign, based in Los Angeles, to commemorate World AIDS Day 2009.  The segment can also be viewed by visiting http://video.foxnews.com/12083852/speeding-up-hiv-testing ..

The Sirius Satellite Radio segment, which aired today at 8:30 am EDT, was hosted by Dr. Kimberly DeOre on Sirius’ Doctor Radio Channel. The segment was also scheduled to coincide with World AIDS Day 2009.  Mr. Siebert once again outlined his company’s efforts to develop rapid point-of-care HIV tests and his company’s donation of tests to the AIDS Healthcare Foundation.  The segment, which will be re-broadcast tonight at 8 pm, then on Wednesday, December 2 at 2 am, and again on Friday, December 4 at 2pm, is available to Sirius and XM Satellite radio subscribers on Sirius Channel 114 and XM Channel 119. Subscribers can also listen to the segment online by visiting www.sirius.com and launching the online player. The Doctor Radio section can be found by selecting Family & Health under the channel selector.

Commenting on the interviews, Mr. Siebert said, “I am very grateful to be given these opportunities by FOX News and Sirius Satellite Radio to discuss Chembio’s outreach efforts to the community of HIV healthcare providers and patients. We believe our tests have the potential to increase awareness of the extent of HIV infection and to get patients started on the road to the care that they deserve in a more timely manner.”

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA-approved rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK line of rapid HIV tests internationally to government and donor-funded programs directly and through partnerships and distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP.  Chembio’s pipeline of products incorporating this technology includes rapid tests for the screening of HIV and hepatitis C (HCV) using oral fluid samples as well as a multiplex screen and confirm rapid point-of-care diagnostic test for syphilis. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, which reflect management's current views, are based on a number of assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

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